Exhibit 4(a)

                Great-West Life & Annuity Insurance Company
                                 A Stock Company
               8515 East Orchard Road Greenwood Village, CO 80111





                        FLEXIBLE PREMIUM VARIABLE ANNUITY


                  PLEASE READ THIS ANNUITY CONTRACT CAREFULLY.

ALL PAYOUTS AND VALUES BASED ON THE INVESTMENT EXPERIENCE OF THE ANNUITY ACCOUNT VALUE ARE VARIABLE, MAY INCREASE OR DECREASE ACCORDINGLY, AND ARE NOT GUARANTEED AS TO AMOUNT.

A 10% FEDERAL TAX PENALTY MAY APPLY IF A SURRENDER, WITHDRAWAL, OR DISTRIBUTION IS TAKEN PRIOR TO THE TAXPAYER'S ATTAINMENT OF AGE 59 1/2.

RIGHT OF CANCELLATION
10 DAY RIGHT TO EXAMINE CONTRACT. IF NOT SATISFIED WITH THE CONTRACT, RETURN IT TO GWL&A OR THE ANNUITY SERVICE CENTER WITHIN 10 DAYS OF RECEIVING IT. THE CONTRACT WILL BE VOID FROM THE START, AND GWL&A WILL REFUND THE GREATER OF: 1) CONTRIBUTIONS (LESS ANY SURRENDERS, WITHDRAWALS, AND DISTRIBUTIONS TAKEN DURING THE RIGHT OF CANCELLATION PERIOD); OR 2) THE ANNUITY ACCOUNT VALUE.

FLEXIBLE PREMIUM VARIABLE ANNUITY.
Contributions may be made until the Payout Commencement Date or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page unless changed as provided for in this Contract. GWL&A will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner's Annuity Account Value according to the Payout Options Provisions. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract. Non-Participating. Not eligible to share in GWL&A's divisible surplus.


Signed for Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[OBJECT OMITTED]                           [OBJECT OMITTED]
D.C. Lennox,                               W.T. McCallum,
Secretary                                  President and Chief Executive Officer

                               CONTRACT DATA PAGE


ANNUITY INFORMATION
Annuity Contract Number:             1234567
Effective Date:                      March 1, 2000
Status of Annuity:                   Non-Qualified
Initial Contribution:                $50,000
Annuity Commencement Date:  March 1, 2010

OWNER INFORMATION
Owner:                      JOHN C. DOE
Date of Birth:              April 1, 1944
Tax ID Number:              111-11-1111
Joint Owner:                JANE B. DOE
Date of Birth:              November 12, 1948
Tax ID Number:              ###-##-####



ANNUITANT INFORMATION
Annuitant:                          JOHN C. DOE
Date of Birth:                      March 22, 1942
Tax ID Number:                      ###-##-####



Contingent Annuitant:      DAVID J. DOE
Date of Birth:                      June 6, 1964
Tax ID Number:                      ###-##-####



                      CHARGES AND DEATH BENEFIT INFORMATION

DEATH BENEFIT: The Owner has elected Death Benefit Option 1: Return of Annuity
               Account Value.

As described in the Death Benefit Provisions, the Death Benefit payable under this Contract will be equal to the Annuity Account Value as of the date the Request for payout is received, less Premium Tax, if any.

CHARGES: Mortality and Expense Risk Charge for Death Benefit Option 1:      .65%


                                       OR

DEATH BENEFIT: The Owner has elected Death Benefit Option 2:
               Guaranteed Minimum Death Benefit.

As described in the Death Benefit Provisions, the Death Benefit payable under this Contract will be the greater of: o the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any; and o the sum of Contributions applied to the Contract as of the date the Request for payment is received, less partial withdrawals, periodic withdrawals and Premium Tax, if any.

CHARGES: Mortality and Expense Risk Charge for Death Benefit Option 2:      .70%



                              CONTRACT INFORMATION

This Contract Data Page, together with the Initial Premium Allocation Confirmation, reflects the information with which your Contract has been established as of the Effective Date. If any information on this page needs to be changed or corrected, please contact the Annuity Service Center:


                             ANNUITY SERVICE CENTER
                                  P.O. Box 7666
                             San Francisco, CA 94120
                                 1-888-560-5938
                                 www.schwab.com


                             BENEFICIARY INFORMATION


Beneficiary:                     Sally Smith
Date of Birth:                   January 17, 1956
Tax ID Number:                   ###-##-####


Contingent Beneficiary:          Sammy Smith
Date of Birth:                   January 17, 1956
Tax ID Number:                   ###-##-####

                                Table of Contents
--------------------------------------------------------------------------------

                  CONTRACT DATA

Section 1         DEFINITIONS

Section 2         OWNERSHIP AND BENEFICIARY PROVISIONS

Section 3         CONTRIBUTIONS

Section 4         ACCOUNT VALUE

Section 5         TRANSFERS AMONG SUB-ACCOUNTS

Section 6         DEATH BENEFIT PROVISIONS

Section 7         SURRENDERS AND PARTIAL WITHDRAWALS

Section 8         GENERAL PROVISIONS

Section 9         ANNUITY PAYOUT OPTIONS



Section 1:        Definitions
--------------------------------------------------------------------------------

Accumulation Period - the time period between the Effective Date and the Annuity Commencement Date.

Accumulation Unit - an accounting measure used to determine the Annuity Account Value before the date annuity payouts commence.

Annuitant - the person named in the application and in the Contract Data Page upon whose life the payout of an annuity is based and who will receive annuity payouts. If a Contingent Annuitant is named, then the Annuitant will be considered the primary Annuitant.

Annuity Account - an account that reflects the total value of the Owner's Sub-Accounts.

Annuity Account Value - the sum of the values of the Sub-Accounts credited to the Owner under the Annuity Account. The Annuity Account Value is credited with a return based upon the investment experience of the Investment Division(s) selected by the Owner and will increase or decrease accordingly.

Annuity Commencement Date - the date annuity payouts begin.

Annuity Payout Period - the period beginning on the Annuity Commencement Date and continuing until all annuity payouts have been made under this Contract.

Annuity Service Center - P.O. Box 7666, San Francisco, CA 94120. The toll-free telephone number is 1-888-560-5938. The Annuity Service Center may also be contacted via the Internet at: http/www.schwab.com.

Annuity Unit - an accounting measure used to determine the dollar value of any variable annuity payout after the first annuity payout is made.

Automatic Bank Draft Plan - a plan provided to the Owner to allow for automatic payment of Contributions. The Contribution amount will be withdrawn from a pre-authorized account and automatically credited to the Annuity Account.

Beneficiary - the person(s) designated by the Owner to receive death proceeds which may become payable upon the death of an Owner or the Annuitant. If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will be deemed to be the Beneficiary upon such Owner's death and may take the death benefit or elect to continue this Contract in force. The Beneficiary is shown on the Contract Data Page unless later changed by the Owner.

Contingent Annuitant - the person named in the application who will become the Annuitant upon the death of the primary Annuitant. The Contingent Annuitant is the person named in the Contract Data Page, unless later changed by Request while the primary Annuitant is alive and before annuity payouts have commenced.

Contingent Beneficiary - the person designated by the Owner to become the Beneficiary when the primary Beneficiary dies.

Contract - the document issued to the Owner which specifies the rights and obligations of the Owner.

Contributions - purchase amounts received and allocated to the Sub-Account(s) prior to any Premium Tax or other deductions.

Effective Date - the date on which the first Contribution is credited to the Annuity Account.

GWL&A - Great-West Life & Annuity Insurance Company, the issuer and underwriter for this Contract.

Home Office - The principal office of GWL&A located at 8515 East Orchard Road, Englewood, Colorado, 80111, or an institution designated by GWL&A.

Non-qualified Annuity Contract - an annuity Contract which is not intended to be a part of a qualified retirement plan and is not intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended. This Contract may only be issued as a Non-qualified Annuity Contract.

Owner (Joint Owners) - the person or persons named on the Contract Data Page. The Owner is entitled to exercise all rights and privileges under the Contract while the Annuitant is living. Joint Owners must be one another's spouse as of the Effective Date. The Annuitant will be the Owner unless otherwise indicated in the application.

Payout Commencement Date - the date on which annuity payouts or periodic withdrawals begin under a payout option. If a Payout Commencement Date is not shown on the Contract Data Page, annuity payouts will begin on the Annuitant's 91st birthday. The Payout Commencement Date may be changed by the Owner prior to commencement of annuity payouts.

Portfolio - a registered management investment company, or portfolio thereof, in which the assets of the Series Account may be invested.

Premium Tax - the amount of tax, if any, charged by a state or other governmental authority. Premium Tax will be deducted from Contributions or the Annuity Account Value when incurred by GWL&A or at another time of GWL&A's choosing.

Request - any instruction in a form, written, telephoned, electronic or computerized, satisfactory to GWL&A and received at the Annuity Service Center (or other annuity service center subsequently named) from the Owner or the Owner's designee (as specified in a form acceptable to GWL&A) or the Beneficiary, (as applicable) as required by any provision of this Contract or as required by GWL&A. The Request is subject to any action taken or payout made by GWL&A before it was processed.

Series Account - the segregated investment account established by GWL&A under Colorado law and registered as a unit investment trust under the Investment Company Act of 1940, as amended.

Sub-Account - a division of the Series Account containing the shares of a Portfolio. There is a Sub-Account for each Portfolio.

Surrender Value - will be equal to the Annuity Account Value on the Transaction Date of the surrender less Premium Tax, if any.

Transaction Date - the date on which any Contribution or Request from the Owner will be processed. Contributions and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed and the Annuity Account Value will be valued on each day that the New York Stock Exchange is open for trading.

Transfer - the moving of money from and among the Sub- Account(s).

Valuation Date - the date on which the net asset value of each Portfolio is determined.

Valuation Period - the period between two successive Valuation Dates.


Section 2:        Ownership and Beneficiary Provisions
--------------------------------------------------------------------------------

2.01  RIGHTS OF OWNER
While the Annuitant is living, the Owner has the sole and absolute power to exercise all rights and privileges in this Contract. Upon the death of an Owner or the Annuitant, the Death Benefit Provisions section will apply.

2.02  BENEFICIARY
The Owner may, while the Annuitant is living, designate or change a Beneficiary by written Request from time to time as provided below. If an Owner dies and the surviving Joint Owner is the surviving spouse of the deceased Owner, such surviving spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force.

2.03  CONTINGENT BENEFICIARY
While the Annuitant is alive, the Owner may, by written Request, designate or change a Contingent Beneficiary from time to time. GWL&A shall not be bound by any change of Beneficiary unless it is made in writing and recorded at the Annuity Service Center. A change of Beneficiary will take effect as of the date the written Request is processed at the Annuity Service Center, unless a certain date is specified by the Owner.

The interest of any Beneficiary who dies before the Owner or the Annuitant will terminate at the death of the Beneficiary and the Contingent Beneficiary will become the Beneficiary.

2.04  DESIGNATION OF BENEFICIARY
Unless changed as provided below, or as otherwise required by law, the Beneficiary (and the Contingent Beneficiary, if one is named) will be as shown on the Contract Data Page. Unless otherwise indicated, if more than one Beneficiary is designated, then each such Beneficiary so designated will share equally in any benefits and or rights granted by the Contract to such Beneficiary, or allowed by GWL&A. If the Beneficiary is a partnership, any benefits will be paid to the partnership as it existed at the time of the Owner's or the Annuitant's death. GWL&A may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name

2.05  CHANGE OF BENEFICIARY
The Owner may, while the Annuitant is living, change the Beneficiary by written Request. GWL&A shall not be bound by any change of Beneficiary unless it is made in writing and recorded at the Annuity Service Center. A change of Beneficiary will take effect as of the date the written Request is processed at the Annuity Service Center, unless a certain date is specified by the Owner.

If an Owner dies before the date the Request was processed, the change will take effect as of the date of the Request, unless GWL&A has already made a payout or has otherwise taken action on a designation or change before receipt or processing of such Request. A Beneficiary designated irrevocably may not be changed without the written consent of that Beneficiary, except to the extent required by law.

2.06  DEATH OF BENEFICIARY
The interest of any Beneficiary who dies before an Owner or the Annuitant will terminate at the death of such Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner has indicated otherwise by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant.

2.07  SUCCESSIVE BENEFICIARIES
If an Owner dies, and the surviving Joint Owner is the surviving spouse of the deceased Owner, the surviving spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time of an Owner's death, any benefits payable will be paid to the Owner's estate.

2.08  ANNUITANT
While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by written Request, change the Annuitant. GWL&A shall not be bound by any change of Annuitant unless it is made in writing and recorded at the Annuity Service Center. A change of Annuitant will take effect as of the date the written Request is processed at the Annuity Service Center, unless a certain date is specified by the Owner.

2.09  CONTINGENT ANNUITANT
While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by written Request, change the Contingent Annuitant. GWL&A shall not be bound by any change of Contingent Annuitant unless it is made in writing and recorded at the Annuity Service Center. A change of Contingent Annuitant will take effect as of the date the written Request is processed at the Annuity Service Center, unless a certain date is specified by the Owner.

2.10  CHANGE OF OWNERSHIP
While the Annuitant is living, the Owner may, by written Request, change the ownership. GWL&A shall not be bound by any change of Ownership unless it is made in writing in a form satisfactory to GWL&A and recorded at the Annuity Service Center. A change of Ownership will take effect as of the date the written Request is processed at the Annuity Service Center, unless a certain date is specified by the Owner. The change is subject to any action taken or payout made by GWL&A before the change was processed.

2.11  COLLATERAL ASSIGNMENT
The Owner can assign this Contract as collateral while the Annuitant is living. The interest of the assignee has priority over the interest of the Owner and the interest of any Beneficiary. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to GWL&A at the Annuity Service Center. Any assignment is subject to any action taken or payout made by GWL&A before the assignment was processed. GWL&A is not responsible for the validity of any assignment. An assignment, pledge or agreement to assign or pledge any portion of the Annuity Account Value generally will be treated as a distribution. It is recommended that a competent tax adviser be consulted prior to making such a change to this Contract.

2.12  OWNERSHIP OF SERIES ACCOUNT
GWL&A has absolute ownership of the assets of the Series Account. The portion of the assets of the Series Account equal to the reserves and other Contract liabilities with respect to the Series Account are not chargeable with liabilities arising out of any other business GWL&A may conduct. The income, gains or losses, realized or unrealized, from assets allocated to the Series Account are credited or charged against the Series Account without regard to GWL&A's other income gains or losses.

Section 3:        Contributions
--------------------------------------------------------------------------------

3.01  EFFECTIVE DATE
The Effective Date, shown on the Contract Data Page, is the date the initial Contribution is credited to the Annuity Account.

3.02  CONTRIBUTIONS
Contributions should be payable to Great-West Life & Annuity Insurance Company (GWL&A) at its Home Office or through the Annuity Service Center at any time during the Accumulation Period. All Contributions must be paid in a form acceptable to GWL&A. Coverage will begin on the Effective Date.

At any time after the Effective Date and during the lifetime of the Annuitant, before the Payout Commencement Date, the Owner may make additional Contributions. The minimum amount accepted after the initial Contribution is $500 except subsequent payments made via an Automatic Bank Draft Plan have a minimum of $100 per month. Total Contributions while this Contract is in force may exceed $1,000,000 with prior approval from GWL&A. GWL&A may modify these limitations.

If a purchase payment is cancelled or if a check for a Contribution is returned due to insufficient funds, the Owner will be responsible for any losses or fees imposed by the bank and losses that may be incurred as a result of any decline in the value of the cancelled purchase. GWL&A reserves the right to refrain from allocating Contributions to the selected Sub-Accounts until notification is received that the check for the Contribution has cleared.

3.03  ALLOCATION OF CONTRIBUTIONS
During the Right of Cancellation Period, all Contributions will first be allocated to the Money Market Sub-Account and will remain there until the next Transaction Date following end of the Right of Cancellation Period plus five calendar days. On that date, the Annuity Account Value held in the Money Market Sub-Account will be allocated to the Sub-Accounts selected by the Owner. During the Right of Cancellation Period, the Owner may re-allocate among the Sub-Accounts.

If the Contract is returned during the Right of Cancellation Period, it will be void from the start, and GWL&A will refund the greater of: 1) Contributions (less any surrenders, withdrawals, and distributions taken during the Right of Cancellation Period); or 2) the Annuity AccountVvalue.

After the Right of Cancellation Period, subsequent Contributions will be allocated in the Annuity Account as Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

Section 4:        Account Value Provisions
--------------------------------------------------------------------------------

4.01  ANNUITY ACCOUNT VALUE
The Annuity Account Value for the Owner on any date during the Accumulation Period will be the sum of the values of the Sub-Accounts.

The value of the Owner's interest in a Sub-Account will be determined by multiplying the number of the Owner's Accumulation Units by the accumulation unit value for that Sub-Account.

4.02  ACCUMULATION UNITS
For each Contribution, the number of Accumulation Units credited for the Owner to a Sub-Account will be determined by dividing the amount of the Contribution, less Premium Tax, if any, by the accumulation unit value for that Sub-Account on the applicable Transaction Date.

4.03  ACCUMULATION UNIT VALUE
The initial accumulation unit value of each Sub-Account was established at $10. The accumulation unit value of a Sub-Account on a Valuation Date is calculated by multiplying the accumulation unit value as of the immediately preceding Valuation Date by the net investment factor as described in the Net Investment Factor provision below.

The dollar value of an Accumulation Unit will vary in amount depending on the investment experience of the Portfolio and charges taken from the Sub-Account.

4.04  NET INVESTMENT FACTOR
The net investment factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b), and subtracting (c) from the result where:
(a) is the net result of:
     (i) the net asset value per share of the Eligible Fund shares held in the Sub-Account determined as of the end of the current Valuation Period; plus
     (ii) the per share amount of any dividend (or, if applicable, capital gain distributions) made by the applicable Eligible Fund on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; minus or plus
     (iii) a per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account, which is determined by GWL&A to have resulted from the investment operations of the Sub-Account.
(b)  is the net result of:
     (i) the net asset value per share of the Eligible Fund shares held in the Sub-Account determined as of the end of the immediately preceding Valuation Period; minus or plus
     (ii) the per unit charge or credit for any taxes incurred by or reserved for in the Sub-Account for the immediately preceding Valuation Period.
(c) is an amount representing the risk charge deducted from each Sub-Account on a daily basis, equal to an annual rate as shown in the Charges section on the Contract Data Page as a percentage of the daily net asset value of each Sub-Account. This charge will not exceed the maximum Mortality and Expense Charge shown on the Contract Data Page.

The net investment factor may be greater than, less than, or equal to one. Therefore, the accumulation unit value may increase, decrease or remain unchanged.

4.05  RISK CHARGE
The risk charge compensates GWL&A for its assumption of certain mortality and expense risks. The Mortality and Expense Charge is reflected in the unit values of each of the Sub-Accounts selected. As a result, this charge will continue to be applicable to any variable annuity payout option or periodic withdrawal option.

This charge is described above in the Net Investment Factor provision and the maximum Mortality and Expense Charge for the Death Benefit Option elected is shown on the Contract Data Page.


Section 5:        Transfer Provisions
--------------------------------------------------------------------------------

5.01  TRANSFERS
The Owner may make Transfers by Request.  The following provisions apply:
(a) At any time this Contract is in force the Owner, by Request, may Transfer all or a portion of the Annuity Account Value among the Sub-Accounts currently offered by GWL&A.
(b)    A Transfer will be effective upon the Transaction Date.
(c) GWL&A does not currently charge an administrative fee for Transfers. GWL&A reserves the right to impose a fee in the future for Transfers between Sub-Accounts.
(d) GWL&A reserves the right, in the future, to set minimum dollar amounts or minimum percentages of Annuity Account Value permitted to be Transferred from a Sub-Account; and
(e) GWL&A reserves the right, in the future, to set minimum dollar amounts that must remain in a Sub-Account after giving effect to a Transfer.

5.02  DOLLAR COST AVERAGING
By Request, the Owner may elect Dollar Cost Averaging in order to purchase units of the Sub-Accounts over a period of time.

The Owner may Request to automatically Transfer a predetermined dollar amount, subject to GWL&A's minimum, at regular intervals from any one designated Sub-Account to one or more of the remaining, then available, Sub-Accounts. The unit value will be determined on the dates of the Transfers. The Owner must specify the percentage to be Transferred into each designated Sub-Account. Transfers may be set up on any one of the following frequency periods; monthly, quarterly, semiannually, or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. GWL&A will provide a list of Sub-Accounts eligible for Dollar Cost Averaging which may be modified from time to time.

The Owner may terminate Dollar Cost Averaging at any time by Request. Dollar Cost Averaging will terminate automatically upon the Annuity Commencement Date.

Participation in Dollar Cost Averaging and the Rebalancer Option at the same time is not allowed. Participation in Dollar Cost Averaging does not assure a greater profit, or any profit, nor will it prevent or necessarily alleviate losses in a declining market. GWL&A reserves the right to modify, suspend, or terminate Dollar Cost Averaging at any time.

5.03  THE REBALANCER OPTION
By Request, the Owner may elect the Rebalancer Option in order to automatically Transfer among the Sub-Accounts on a periodic basis. This type of automatic Transfer program automatically reallocates the Annuity Account Value to maintain a particular percentage allocation among Sub-Accounts selected by the Owner. The amount allocated to each Sub-Account will grow or decline at different rates depending on the investment experience of the Sub-Account.

The Owner may Request that rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request.

Rebalancing may also be set up on a quarterly, semiannual, or annual basis, in which case the first Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. On the Transaction Date for the specified Request, assets will be automatically reallocated to the selected funds. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Annuity Account Value must be included.

The Owner must specify the percentage of Annuity Account Value to be allocated to each Sub-Account and the frequency of rebalancing. The Owner may terminate the Rebalancer Option at any time by Request. The Rebalancer Option will terminate automatically upon the Annuity Commencement Date.

Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. GWL&A reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.

Section 6:        Death Benefit Provisions
--------------------------------------------------------------------------------

6.01  PAYMENT OF DEATH BENEFIT
Upon the death of an Owner or the Annuitant and while this Contract is in force, the death benefit will become payable in accordance with these provisions following GWL&A's receipt of a Request.

When an Owner or the Annuitant dies before the Annuity Commencement Date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date the Request for payment is received. However, on the date a payout option is processed, amounts in the Sub-Account will be Transferred to the Money Market Investment Division unless the Beneficiary otherwise elects by Request. Distribution of the death benefit may be Requested to be made as follows (subject to the distribution rules set forth below):
    1. payment in a single sum; or
    2. payout under any of the variable annuity options provided under the Contract.

The Death Benefit is determined by the Death Benefit Option selected when the Contract is issued, as shown on the Contract Data Page and whether the death of the Owner or Annuitant occurs before or after the annuity payouts commence.

If the Owner or Annuitant dies after the date annuity payouts commence and before the entire interest has been distributed, the remaining annuity payouts payable will be paid to the Beneficiary under the payout option applicable on the date of death. The Beneficiary will not be allowed to change the method of distribution in effect on the date of the Owner's or Annuitant's death or to elect a new payout option; or

If the Owner or Annuitant dies before the date annuity payouts commence, GWL&A will pay proceeds to the Beneficiary according to the Death Benefit Option shown on the Contract Data Page.

6.02  DEATH BENEFIT OPTIONS
Death Benefit Option 1 - Return of Annuity Account Value
The Death Benefit will be equal to the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any.

Death Benefit Option 2 - Guaranteed Minimum Death Benefit The Death Benefit will be the greater of:
o the Annuity Account Value as of the date the Request for payment is received less Premium Tax, if any; and
o the sum of Contributions applied to the Contract as of the date the Request for payment is received, less partial withdrawals, periodic withdrawals and Premium Tax, if any.

6.03  DISTRIBUTION RULES
If Annuitant Dies Before Annuity Commencement Date
Upon the death of the Annuitant while the Owner is living, and before the Annuity Commencement Date, the death benefit provided under the Contract will be paid to the Beneficiary unless there is a surviving Contingent Annuitant.

If a Contingent Annuitant was named by the Owner prior to the Annuitant's death, and the Annuitant dies before the Annuity Commencement Date, while the Owner and Contingent Annuitant are living, no death benefit will be payable by reason of the Annuitant's death and the Contingent Annuitant will become the Annuitant.

If a corporation or other non-individual is an Owner, or if the deceased Annuitant is an Owner, the death of the Annuitant will be treated as the death of an Owner and the Contract will be subject to the death of an Owner provisions described below.

If an Owner Dies Before Annuity Commencement Date
If an Owner dies before the Annuity Commencement Date, and such Owner was the Annuitant, the following provisions shall apply:

     (1) If there is a Joint Owner (who is the surviving spouse of the deceased Owner) and a Contingent Annuitant, the Joint Owner will become the Owner and the Beneficiary, the Contingent Annuitant will become the Annuitant, and the Contract will continue in force;

     (2) If there is a Joint Owner who is the surviving spouse of the deceased Owner but no Contingent Annuitant, the Joint Owner will become the Owner, the Annuitant and the Beneficiary, and may take the death benefit or elect to continue this Contract in force;

     (3) In all other cases, GWL&A will pay the death benefit to the Beneficiary even if a former spouse Joint Owner and/or the Contingent Annuitant are alive at the time of an Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary Requests to become the Owner and the Annuitant, and to continue the Contract in force.

If an Owner dies before the Annuity Commencement Date, and such Owner was not the Annuitant, the following provisions shall apply:
     (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may take the death benefit or elect to continue this Contract in force.

    (2) In all other cases, GWL&A will pay the death benefit to the Beneficiary even if a former spouse Joint Owner, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and such Beneficiary Requests to become the Owner and the Annuitant and to continue the Contract in force.

Any death benefit payable to the Beneficiary upon an Owner's death will be distributed as follows:

     (1) If the Owner's surviving spouse is the person entitled to receive benefits upon the Owner's death, the surviving spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force.

     (2) If a non-spouse individual is the person entitled to receive benefits upon the Owner's death, such individual may elect, not later than one year after the Owner's date of death, to receive the death benefit in either a single sum or payout under any of the variable annuity options available under the Contract, provided that: (a) such annuity is distributed in substantially equal installments over the life or life expectancy of such Beneficiary; and (b) such distributions begin not later than one year after the Owner's date of death. If no election is received by GWL&A from an individual non-spouse Beneficiary such that substantially equal installments have begun no later than one year after the Owner's date of death, then the entire amount must be distributed within five years of the Owner's date of death; or

      (3) If a corporation or other non-individual entity is entitled to receive benefits upon the Owner's death, the death benefit must be completely distributed within five years of the Owner's date of death.

The death benefit will be determined as of the date the payouts commence.

If Annuitant Dies After Annuity Commencement Date
Upon the death of the Annuitant (or any Owner/Annuitant) after the Annuity Commencement Date, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the annuity option then in effect.

If an Owner Dies After Annuity Commencement Date and While the Annuitant is
Living
Upon the death of an Owner after the Annuity Commencement Date and while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the annuity option then in effect. All of the Owner's rights granted under the Contract or allowed by GWL&A will pass to any surviving Joint Owner and, if none, to the Annuitant.


6.04  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 72(s)
In any event, no payout of benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time, and any other applicable federal or state law, rules or regulations. These death benefit provisions will be interpreted and administered in accordance with such requirements.

Section 7:        Surrenders and Partial Withdrawals
--------------------------------------------------------------------------------

7.01  SURRENDER BENEFIT
At any time prior to the date annuity payouts commence and subject to the provisions of this Contract, the Owner may surrender this Contract for the Surrender Value which will be computed as of the Transaction Date. GWL&A generally will pay the Surrender Value in a single sum within 7 days after receipt of the Request.

GWL&A may delay payment for:
(a) any period (i) during which the New York Stock Exchange is closed (other than customary weekend and holding closings) ; or (ii) during which trading on the New York Stock Exchange is restricted;
(b) any period during which an emergency exists as a result of which (i) disposal of the Series Account owned by it is not reasonably practicable; or (ii) it is not reasonably practicable for the Series Account to determine the value of its net assets; or
(c) any other period as the Securities and Exchange Commission may by order permit for the protection of security holders.

7.02  PARTIAL WITHDRAWALS
The Owner may make a partial withdrawal from the Annuity Account Value at any time, by Request, prior to the date annuity payouts commence and subject to the terms of this Contract. The minimum partial withdrawal amount is $500. After any partial withdrawal, if the remaining Annuity Account Value is less than $2,000, then a full surrender may be required.

By Request, the Owner must elect the Sub-Account or a combination of them, from which a partial withdrawal is to be made and the amount to be withdrawn from each sub-account.

The Annuity Account Value will be reduced by the partial withdrawal amount.

The following terms apply:
(a) No partial withdrawals are permitted after the date annuity payouts commence.
(b) If a partial withdrawal is made within 30 days of the date annuity payouts are scheduled to commence, GWL&A may delay the Annuity Commencement Date by 30 days. A partial withdrawal will be effective upon the Transaction Date.

7.03  POSTPONEMENT
If GWL&A receives a Request for surrender or partial withdrawal, GWL&A may postpone any cash payment from the Annuity Account Value, for no more than 7 days.

GWL&A may delay payment for:
(d) any period (i) during which the New York Stock Exchange is closed (other than customary weekend and holding closings) ; or (ii) during which trading on the New York Stock Exchange is restricted;
(e) any period during which an emergency exists as a result of which (i) disposal of the Series Account owned by it is not reasonably practicable; or (ii) it is not reasonably practicable for the Series Account to determine the value of its net assets; or
(f) any other period as the Securities and Exchange Commission may by order permit for the protection of security holders.

Section 8:        General Provisions
--------------------------------------------------------------------------------

8.01   ENTIRE CONTRACT
This Contract, Contract Data Page, tables, riders, application and amendments, if any, form the Entire Contract between the Owner and GWL&A. This Entire Contract supersedes all prior representations, statements, warranties, promises and agreements of any kind, whether oral or written, relating to the subject matter of this Contract. All statements in the application, made by an Owner or the Annuitant, in the absence of fraud, will be considered representations and not warranties.

8.02     ELECTRONIC DELIVERY OF INFORMATION
GWL&A will deliver information electronically only if the Owner has consented to receiving information in electronic form. GWL&A will use reasonable procedures to maintain the security of electronically delivered information. If the Owner has consented to receiving information electronically, the Owner will be assigned a personal folder where such information will be delivered. Information will be considered to be delivered to the Owner when it is placed in the Owner's personal folder. The Owner agrees to provide an e-mail address to GWL&A and to keep that e-mail address current. Upon notice to the Owner, GWL&A reserves the right to modify, suspend or terminate delivery of information in electronic form at any time.

8.03  CONTRACT MODIFICATION
This Contract may be modified only by written agreement between GWL&A and the Owner, except that upon 30 days notice to the Owner, GWL&A may at any time and without the consent of the Owner or any other person, modify this Contract as needed to conform to changes in tax or other law. Such modifications will become part of this Contract.

GWL&A will give the Owner notice of the discontinuance of any Eligible Fund or Series Account. If the Owner has elected electronic delivery of regulatory information, such notice will be posted on the website for the Annuity Service Center and sent to the Owner's last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. Any such discontinuation, substitution or addition will be subject to compliance with any applicable regulatory requirements.

In accordance with applicable law, GWL&A reserves the right to terminate, substitute, discontinue or add Sub-Accounts.

GWL&A may cease offering existing variable annuity payout options.

ONLY THE PRESIDENT, A VICE-PRESIDENT, OR THE SECRETARY OF GWL&A CAN MODIFY OR WAIVE ANY PROVISION OF THIS CONTRACT.

8.04  NON-PARTICIPATING
This Contract is non-participating. It is not eligible to share in GWL&A's divisible surplus.

8.05  MISSTATEMENT OF AGE
If the age of the Annuitant has been misstated, the annuity payouts established will be made on the basis of the correct age. If payouts were too large because of misstatement, the difference with interest may be deducted by GWL&A from the next payout or payouts. If payouts were too small, the difference with interest may be added by GWL&A to the next payout. This interest is at an annual effective rate which will not be less than the minimum interest rate allowed by law.

8.06  REPORTS
GWL&A will furnish the Owner, at least annually, a statement of the Annuity Account Value and the Surrender Value. If the Owner has elected electronic delivery of regulatory information, such notice will be posted in the Owner's personal folder on the website for the Annuity Service Center and notification will be sent to the Owner's last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. The information in the report will be as of a date not more than one month prior to the date the report is sent. GWL&A will furnish the Owner copies of any other notices, reports or documents required by law.

8.07  NOTICE AND PROOF
If the Owner has elected electronic delivery of regulatory information, any notice or demand by GWL&A to or upon the Owner, or any other person, may be given by posting it in the Owner's Personal Folder and electronically mailing it to that person's last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of Record. In the event of the death of an Owner or the Annuitant, GWL&A will require proof of death.

Any application, report, Request, election, direction, notice or demand by the Owner, or any other person, must be made in a form satisfactory to GWL&A.

8.08  TAX CONSEQUENCES OF PAYOUTS
The Owner or Beneficiary, as the case may be, must determine the timing and amount of any benefit payable. Payments elected by the Owner in the form of periodic withdrawals, surrenders or partial withdrawals will be tax reported to the Owner. Annuity payouts are payable to the Annuitant and will be tax reported to the Annuitant. Payments made to a Beneficiary will be tax reported to the Beneficiary.

It is recommended that a competent tax adviser be consulted prior to obtaining any distribution from, or changing the ownership of this Contract. A 10% federal tax penalty may apply if a surrender, withdrawal, or distribution is taken prior to the taxpayer's attainment of age 59 1/2.

Nothing contained herein will be construed to be tax or legal advice.

8.09  CURRENCY
All Contributions and all transactions will be in the currency of the United States of America.

8.10  VOTING RIGHTS
GWL&A will vote the shares of an Eligible Fund. To the extent required by law, GWL&A will vote according to the instructions of the Owner in proportion to the interest in the Sub-Account. In such event, GWL&A will send proxy materials and form(s) to the Owner for a reply. If no reply is received by the date specified in the proxy materials, GWL&A will vote shares of the appropriate Eligible Fund in the same proportion as shares of the Eligible Fund for which replies have been received.

During the Annuity Payout Period, the number of votes will decrease as the assets held to fund annuity payouts decrease. The Owner will be entitled to receive the proxy materials and form(s).

Section 9:        Payout Options
--------------------------------------------------------------------------------

9.01  HOW TO ELECT
The Request of the Owner is required to elect, or change the election of, a payout option and must be received by GWL&A at least 30 days prior to the Annuity Commencement Date.

On the Annuity Commencement Date, the Annuity Account Value may be applied to any of the variable annuity payout options currently available.

If an option has not been elected within 30 days of the Annuity Commencement Date, the Annuity Account Value will be applied under Variable Annuity Payout Option 1 to provide payouts for life with a guaranteed period of 20 years.

9.02  SELECTION OF PAYOUT OPTIONS
(a) If a single sum payment is elected, the amount to be paid is the Surrender Value.
(b) If a variable annuity payout option is elected, the amount to be applied is the Annuity Account Value as of the Annuity Commencement Date.
(c) The minimum amount that may be withdrawn from the Annuity Account Value to purchase an annuity payout option is $2,000. If the amount is less than $2,000, GWL&A may pay the amount in a single sum subject to the Partial Withdrawals Provision. Payouts may be elected to be received on any of the following frequency periods: monthly, quarterly, semiannually, or annually.
(d) Payouts to be made under the annuity payout option selected must be at least $50. GWL&A reserves the right to make the payouts using the most frequent payout interval which produces a payout of not less than $50.
(e) The maximum amount that may be applied under any annuity payout option is $1,000,000, unless prior approval is obtained from GWL&A.
(f) For information on electing periodic withdrawals, refer to the Periodic Withdrawal Option section.

9.03  VARIABLE ANNUITY PAYOUT OPTIONS
The following variable annuity payout options are available:
(a)   Option 1:  Variable Life Annuity with Guaranteed Period
      Payouts for the guaranteed Annuity Payout Period elected or the lifetime of the Annuitant whichever is longer. The guaranteed Annuity Payout Period elected may be 5, 10, 15, or 20 years. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payouts at the same interval elected by the Owner. See Variable Life Annuity Tables.
(b)   Option 2:  Variable Life Annuity
      Payouts for the Annuitant's lifetime, without a guaranteed period. See Variable Life Annuity Tables.
(c)   Option 3:  Any Other Form
      Any other form of variable annuity payout option which is acceptable to GWL&A.

These variable annuity payout options are subject to the following provisions:
(1)   Amount of First Payout
      The first payout under a variable annuity payout option will be based on the value of each Sub-Account on the 1st Valuation Date preceding the Annuity Commencement Date. It will be determined by applying the appropriate rate from the Variable Life Annuity Tables to the amount applied under the payout option.

      The Variable Life Annuity Tables of this Contract illustrate the minimum payout amounts and the age adjustments that will be used to determine the first monthly payout under a variable annuity payout option. These tables show the dollar amount of the first monthly payout that can be purchased with each $1,000 of Annuity Account Value, after deduction of Premium Tax, if any. Amounts shown use the 1983 (a) for individual annuity mortality table, modified, with an assumed rate of return of 5% per year.

(2)   Annuity Units
      The number of Annuity Units paid to the Annuitant for each Sub-Account is determined by dividing the amount of the first payout by the sub-account's annuity unit value on the 1st Valuation Date preceding the Annuity Commencement Date. The number of Annuity Units used to calculate each payout for a Sub-Account remains fixed during the Annuity Payout Period.

(3)   Amount of Payouts after the First
      Payouts after the first will vary depending upon the investment experience of the Sub-Accounts. The subsequent amount paid from each sub-account is determined by multiplying (a) by (b) where (a) is the number of sub-account Annuity Units to be paid and (b) is the Sub-Account Annuity Unit value on the 1st Valuation Date preceding the Annuity Commencement Date. The total amount of each variable annuity payout will be the sum of the variable annuity payouts for each Sub-Account.

      The Annuity Unit value for any Valuation Period for any Sub-Account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (A) and (B) where:

          (A) is 0.999866337 raised to a power equal to the number of days in the current Valuation Period; and
          (B) is the Accumulation Unit value of the same Sub-Account for this Valuation Period divided by the Accumulation Unit value of the same Sub-Account for the immediately preceding Valuation Period.

      GWL&A guarantees that the dollar amount of each payout after the first will not be affected by variations in expenses or mortality experience.

(4)   Transfers After the Annuity Commencement Date
      Once variable annuity payouts have begun, the Owner may Transfer all or part of the Annuity Account Value from one Sub-Account to another. Transfers after the Annuity Commencement Date will be made by converting the number of Annuity Units being Transferred to the number of Annuity Units of the sub-account to which the Transfer is made. The result will be that the next annuity payout, if it were made at that time, would be the same amount that it would have been without the Transfer. Thereafter, annuity payouts will reflect changes in the value of the new Annuity Units. The Contract's Transfer provisions will apply.

9.04  VARIABLE LIFE ANNUITY TABLES
The Variable Life Annuity Tables used in this Contract are dependent upon age. The amount of the first annuity payout will be based on an age adjustment that is a specified number of years younger than the Annuitant's current age. This age adjustment is as follows:

          Date of First Payout              Age Adjustment
          --------------------              --------------
             Prior to 2003                                0 years
             2003 through 2009                            I year
             2010 through 2016                            2 years
             2017 through 2023                            3 years
             2024 through 2030                            4 years
             2031 through 2037                            5 years
             2038 and later                               6 years

9.05  PERIODIC WITHDRAWAL OPTION
The Owner must Request that all or part of the Annuity Account Value be applied to a Periodic Withdrawal Option. While periodic withdrawals are being received:
o the Owner may keep the same Sub-Accounts as were in force before periodic withdrawals began; o charges and fees under this Contract continue to apply; and
o the Owner may continue to exercise all contractual rights that are available prior to electing a payout option, except that no Contributions may be made.

9.06  HOW TO ELECT PERIODIC WITHDRAWALS
The Request of the Owner is required to elect, or change the election of, the Periodic Withdrawal Option. The Owner must Request:
o the withdrawal  frequency of either 12-, 6-, 3-, or 1-month intervals;
o a withdrawal amount; a minimum of $100 is required;
o the calendar month,  day, and year on which withdrawals are to begin;
o one Periodic  Withdrawal Option; and
o the allocation of withdrawals from the Sub-Account(s) as follows:
     1) Prorate the amount to be paid across all Sub-Accounts in proportion to the assets in each sub-account; or
     2) Select the Sub-Account(s) from which withdrawals will be made. Once the Sub-Accounts(s) have been depleted, GWL&A will automatically prorate the remaining withdrawals against all remaining available Sub-Accounts, unless the Owner Requests the selection of another Sub-Account.

The Owner may elect to change the withdrawal option and/or frequency once each calendar year. Periodic withdrawals will cease on the earlier of the date:
o the amount elected to be paid under the option selected has been reduced to zero;
o the Annuity Account Value is zero;
o the Owner Requests that withdrawals stop;
o the  Owner  purchases  an  annuity  option;  or
o of  death  of an  Owner or the Annuitant.

9.07 PERIODIC WITHDRAWAL OPTIONS AVAILABLE The Owner must elect one of these 3 withdrawal options:
1) Income for a Specified Period for at least thirty-six (36) months - The Owner elects the duration over which withdrawals will be made. The amount paid will vary based on the duration; or
2) Income of a Specified Amount for at least thirty-six (36) months - The Owner elects the dollar amount of the withdrawals. Based on the amount elected, the duration may vary; or
3) Any Other Form for a period of at least thirty-six (36) months - Any other form of periodic withdrawal which is acceptable to GWL&A.

                           Variable Life Annuity Table

                                     FEMALE

                         Monthly Payout for Each $1,000

                            of Annuity Account Value


                                                                          Page 1
            Without      With Guaranteed Period
Age of      Guaranteed   5        10       15     20
Annuitant   Period       Years    Years    Years  Years
    20       4.28        4.28      4.28   4.28    4.28
    21       4.29        4.29      4.29   4.29    4.29
    22       4.30        4.30      4.30   4.30    4.30
    23       4.31        4.31      4.31   4.31    4.31
    24       4.33        4.33      4.32   4.32    4.32
    25       4.34        4.34      4.34   4.33    4.33
    26       4.35        4.35      4.35   4.35    4.34
    27       4.37        4.37      4.36   4.36    4.36
    28       4.38        4.38      4.38   4.37    4.37
    29       4.40        4.40      4.39   4.39    4.38
    30       4.41        4.41      4.41   4.41    4.40
    31       4.43        4.43      4.43   4.42    4.42
    32       4.45        4.45      4.45   4.44    4.43
    33       4.47        4.47      4.46   4.46    4.45
    34       4.49        4.49      4.49   4.48    4.47
    35       4.51        4.51      4.51   4.50    4.49
    36       4.54        4.53      4.53   4.52    4.51
    37       4.56        4.56      4.55   4.55    4.54
    38       4.59        4.58      4.58   4.57    4.56
    39       4.61        4.61      4.61   4.60    4.59
    40       4.64        4.64      4.64   4.63    4.61
    41       4.67        4.67      4.67   4.65    4.64
    42       4.71        4.70      4.70   4.69    4.67
    43       4.74        4.74      4.73   4.72    4.70
    44       4.78        4.77      4.77   4.75    4.73
    45       4.81        4.81      4.80   4.79    4.76
    46       4.86        4.85      4.84   4.82    4.80
    47       4.90        4.89      4.88   4.86    4.83
    48       4.94        4.94      4.93   4.90    4.87
    49       4.99        4.99      4.97   4.95    4.91
    50       5.04        5.04      5.02   4.99    4.95

            Without      With Guaranteed Period
Age of      Guaranteed   5        10       15     20
Annuitant    Period      Years     Years   Years  Years
    51        5.10       5.09      5.07    5.04   5.00
    52        5.15       5.15      5.13    5.09   5.04
    53        5.21       5.21      5.18    5.14   5.09
    54        5.28       5.27      5.24    5.20   5.14
    55        5.35       5.34      5.31    5.26   5.19
    56        5.42       5.41      5.38    5.32   5.24
    57        5.50       5.48      5.45    5.39   5.30
    58        5.58       5.57      5.52    5.45   5.36
    59        5.67       5.65      5.60    5.53   5.41
    60        5.76       5.74      5.69    5.60   5.48
    61        5.86       5.84      5.78    5.68   5.54
    62        5.97       5.94      5.88    5.76   5.60
    63        6.08       6.06      5.98    5.85   5.66
    64        6.20       6.17      6.08    5.94   5.73
    65        6.34       6.30      6.20    6.03   5.79
    66        6.48       6.44      6.32    6.12   5.86
    67        6.63       6.58      6.45    6.22   5.92
    68        6.79       6.74      6.58    6.32   5.98
    69        6.97       6.91      6.72    6.43   6.04
    70        7.16       7.09      6.87    6.53   6.10
    71        7.36       7.28      7.03    6.63   6.15
    72        7.59       7.49      7.19    6.74   6.20
    73        7.83       7.71      7.36    6.84   6.25
    74        8.09       7.95      7.54    6.94   6.29
    75        8.38       8.21      7.72    7.04   6.33
    76        8.69       8.48      7.91    7.14   6.36
    77        9.02       8.77      8.10    7.22   6.39
    78        9.38       9.08      8.29    7.31   6.41
    79        9.77       9.41      8.48    7.38   6.44
    80       10.20       9.76      8.67    7.45   6.45

                           Variable Life Annuity Table

                                      MALE

                         Monthly Payout for Each $1,000

                            of Annuity Account Value



                                                                          Page 1
            Without      With Guaranteed Period
Age of      Guaranteed   5        10       15     20
Annuitant   Period       Years    Years    Years  Years
    20        4.34       4.34      4.34   4.34    4.33
    21        4.36       4.36      4.35   4.35    4.34
    22        4.37       4.37      4.37   4.36    4.35
    23        4.38       4.38      4.38   4.37    4.37
    24        4.40       4.40      4.39   4.39    4.38
    25        4.41       4.41      4.41   4.40    4.40
    26        4.43       4.43      4.42   4.42    4.41
    27        4.45       4.45      4.44   4.44    4.43
    28        4.47       4.46      4.46   4.45    4.45
    29        4.49       4.48      4.48   4.47    4.46
    30        4.51       4.50      4.50   4.49    4.48
    31        4.53       4.53      4.52   4.51    4.50
    32        4.55       4.55      4.54   4.54    4.53
    33        4.58       4.57      4.57   4.56    4.55
    34        4.60       4.60      4.59   4.59    4.57
    35        4.63       4.63      4.62   4.61    4.60
    36        4.66       4.66      4.65   4.64    4.62
    37        4.69       4.69      4.68   4.67    4.65
    38        4.72       4.72      4.71   4.70    4.68
    39        4.76       4.76      4.75   4.73    4.71
    40        4.80       4.79      4.78   4.76    4.74
    41        4.84       4.83      4.82   4.80    4.77
    42        4.88       4.87      4.86   4.84    4.80
    43        4.92       4.92      4.90   4.87    4.84
    44        4.97       4.96      4.94   4.91    4.87
    45        5.01       5.01      4.99   4.96    4.91
    46        5.06       5.06      5.04   5.00    4.95
    47        5.12       5.11      5.09   5.05    4.99
    48        5.17       5.16      5.14   5.09    5.04
    49        5.23       5.22      5.19   5.14    5.08
    50        5.30       5.28      5.25   5.20    5.13

            Without      With Guaranteed Period
Age of      Guaranteed   5        10       15     20
Annuitant    Period      Years     Years  Years   Years
    51        5.36       5.35      5.31   5.25    5.17
    52        5.43       5.42      5.37   5.31    5.22
    53        5.50       5.49      5.44   5.37    5.27
    54        5.58       5.56      5.51   5.43    5.33
    55        5.66       5.64      5.59   5.50    5.38
    56        5.75       5.73      5.67   5.57    5.43
    57        5.84       5.82      5.75   5.64    5.49
    58        5.94       5.91      5.84   5.71    5.55
    59        6.05       6.02      5.93   5.79    5.60
    60        6.16       6.13      6.03   5.87    5.66
    61        6.28       6.24      6.13   5.96    5.72
    62        6.41       6.37      6.24   6.04    5.78
    63        6.55       6.50      6.36   6.13    5.84
    64        6.70       6.65      6.48   6.22    5.89
    65        6.86       6.80      6.61   6.31    5.95
    66        7.04       6.96      6.74   6.40    6.01
    67        7.22       7.13      6.88   6.50    6.06
    68        7.42       7.31      7.02   6.59    6.11
    69        7.63       7.51      7.17   6.68    6.16
    70        7.85       7.71      7.32   6.78    6.20
    71        8.09       7.92      7.47   6.87    6.24
    72        8.35       8.15      7.63   6.96    6.28
    73        8.62       8.39      7.79   7.04    6.32
    74        8.91       8.64      7.96   7.12    6.35
    75        9.22       8.91      8.13   7.20    6.37
    76        9.56       9.18      8.29   7.28    6.40
    77        9.91       9.48      8.46   7.35    6.42
    78       10.29       9.78      8.62   7.41    6.44
    79       10.70      10.10      8.79   7.47    6.45
    80       11.14      10.43      8.94   7.52    6.47

FLEXIBLE PREMIUM VARIABLE ANNUITY.
Contributions may be made until the Annuity Commencement Date or until the death benefit is payable to a Beneficiary. The Owner is as shown on the Contract Data Page unless changed as provided for in this Contract. GWL&A will pay the Annuitant the first of a series of annuity payouts on the Annuity Commencement Date by applying the Owner's Annuity Account Value according to the Payout Options Provisions. Subsequent payouts will be paid on the same day of each frequency period according to the provisions of this Contract. Non-Participating. Not eligible to share in GWL&A's divisible surplus.





                   Great-West Life & Annuity Insurance Company
                                 A Stock Company
               8515 East Orchard Road Greenwood Village, CO 80111



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